Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 13, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Tyme Technologies, Inc. on Form 10-K for the year ended March 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Tyme Technologies, Inc. on Form S-3 (File No. 333-211489) and on Form S-8 (File No. 333-219856).

/s/ Grant Thornton LLP

New York, New York

June 13, 2018